EXHIBIT 10.2

August 21, 2015

Mr. Matthew Hallgren

One North Franklin, Suite 3400

Chicago, IL 60606

Dear Matt:

This letter (the “Letter Agreement”) will confirm our agreement regarding your employment with Press Ganey Holdings, Inc. (the “Company”).

As you may be aware, in connection with the commencement of your employment, you were provided with an offer letter, dated March 28, 2014, as supplemented by a written confirmation of a salary increase dated July 20, 2014 and a written confirmation of promotion dated October 28, 2014 (collectively, the “Offer Letter”). Notwithstanding anything to the contrary in the Offer Letter, (x) effective August 31, 2015, your title will be Senior Vice President, Finance and you will be reporting to the Chief Financial Officer and (y) your base salary will be $200,000 annually (the “Base Salary”). With respect to each full calendar year while employed by the Company, you will be eligible to earn an annual target bonus award of up to thirty percent (30%) of your Base Salary (the “Target Bonus”), based upon and subject to the achievement of performance goals, which bonus, if any, is payable in accordance with and subject to the terms and conditions of the Company’s bonus plan.

In addition to the foregoing, in the event that your employment is terminated by the Company without Cause (as defined below) (other than due to death or disability) on or prior to August 31, 2016, subject to(x) your continued compliance with the restrictive covenants by which you are bound, (y) your returning on the date of your employment termination any and all property of the Company or its affiliates in your possession or control and (z) your execution and delivery of a general release of claims against the Company and its affiliates in a form acceptable to the Company (“Release”), on or prior to the sixtieth (60th ) day following the date of your termination of employment and your non-revocation of such Release within the time period provided therein (clauses (x), (y) and (z), collectively, the “Conditions”), the Company shall pay you an aggregate gross amount equal to $100,000 in the manner set forth below, which amount is equal to six (6) months of your current annual base salary (the “Severance Payment”), less any applicable withholding or other taxes.

The first installment of the Severance Payment, which amount is payable in twelve (12) equal installments in accordance with the Company’s usual payroll practices, will be paid to you on the first regular payroll date that occurs immediately following the date of termination; provided, however, that the Company shall have the right to cease making such payments and you shall be obligated to repay to the Company any such amounts already paid if (i) you fail to execute and deliver the Release within the time period provided therein or, after timely delivery, you revoke the Release within the time period specified in such Release, or (ii) you breach your obligations under any agreement containing restrictive covenants by which you are bound.

For purposes of this Letter Agreement, the term “Cause” shall mean (i) the commission by you of an act of fraud or embezzlement, (ii) your indictment or conviction for or plea of guilty or nolo contendere to (x) a felony or (y) a crime involving moral turpitude, (iii) negligence or willful or intentional misconduct by you in the performance of your duties, including any willful or intentional misrepresentation or willful or intentional concealment by you on any report  submitted to the Company (or any of its affiliates) which the Chief Executive Officer of the Company (the “CEO”) in his reasonable discretion determines is materially detrimental to the best interests of the Company and its affiliates, (iv) the violation by you of a company policy regarding substance abuse, sexual harassment or discrimination or any other material policy of the Company or any of its affiliates regarding employment that the CEO in his reasonable discretion determines is materially detrimental to the best interests of the Company and its affiliates, (v) your willful or intentional refusal or repeated failure, following notice from the Company, to render services to the Company or any of its affiliates in accordance with your employment (other than as a result of incapacity due to physical or mental illness), (vi) your willful or intentional refusal or repeated failure, following notice from the Company, to comply with reasonable directives of the Board of Directors of the Company, the Board of Directors of any affiliate of the Company, the CEO or the General Counsel of the Company consistent with your duties, (vii) any act or omission that constitutes a material breach by you of any of the provisions of any agreement between you, on the one hand, and the Company or an affiliate of the Company, on the other hand, or (viii) any other willful or intentional misconduct by you which is materially injurious to the financial condition or business reputation of, or is otherwise, materially injurious to the Company or any of its affiliates.

In addition to the Severance Payment, subject to the Conditions, should you timely elect to continue coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company agrees to pay the COBRA premiums for your medical, dental and vision coverage for a period of six (6) months from the termination date (such payment, the “COBRA Payment” and such period, the “COBRA Reimbursement Period”), in order for you to maintain health insurance coverage that is substantially equivalent to your coverage immediately prior to the termination date. Should you obtain employment with  an  employer  who provides health insurance benefits during the COBRA Reimbursement Period, the Company’s obligation to provide you the COBRA Payment shall forever cease upon the expiration of the waiting period (if any) for entitlement to insurance coverage through your new employer. You agree to notify the Company in writing in the event that you obtain employment before the end of the COBRA Reimbursement Period. In any event, and notwithstanding any provision to the contrary herein, the Company shall have no obligation to make any payments for COBRA premiums paid for health insurance coverage beyond the expiration of the COBRA Reimbursement Period. Notwithstanding the foregoing, if the Company determines that it cannot provide the COBRA Payment without potentially violating applicable law or incurring an excise tax, the Company shall in lieu thereof provide you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your and your covered dependents’ group medical, dental and visions coverage in effect on the date of termination (which amount shall be based on the premium for the first month of COBRA coverage), which payment shall commence in the month following the month in which the date of termination occurs and shall end on the earliest of (X) the last day of the COBRA Reimbursement Period, (Y) the date that you and/or your covered dependents become no longer eligible for COBRA and (Z) the date you becomes eligible to receive health insurance coverage from a subsequent employer.

Upon termination of your employment for any reason, you (or your estate) will be entitled to receive (i) any unpaid Base Salary earned through the date of termination, (ii) any expenses owed to you pursuant to the Company’s business expense reimbursement policy and (iii) any amounts accrued and arising from your participation in or benefits accrued under any employee benefit plan, program or arrangement, subject to and payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements. Except as otherwise required by law, the payments described in this Letter Agreement will be the only payments and benefits you will receive upon or following a termination of your employment, and you  agree you are not entitled to any additional payments, rights or benefits not otherwise described in this Letter Agreement. You hereby acknowledge and agree that you are not eligible to be a participant in any severance plan of the Company. Any payments received under this Letter Agreement will not be taken into account for purposes of determining benefits under any employee benefit plan of the Company, except to the extent required by law, or as otherwise expressly provided by the terms of such plan.

Notwithstanding any other provision of this Letter Agreement, any payments hereunder will be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company reasonably determines it should withhold pursuant to any applicable law or regulation.

This Letter Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and will be interpreted accordingly. References under this Letter Agreement to your termination of employment shall be deemed to refer to the date upon which you experienced a “separation from service” within the meaning of Section 409A (a “Separation from Service”). Notwithstanding anything herein to the contrary, if any payment of money or benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be deferred if deferral will make such payment or benefits compliant under Section 409A, or otherwise such payment or benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Letter Agreement constitute “non- qualified deferred compensation” under Section 409A, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv). For purposes of Section 409A, each payment made under this Letter Agreement will be designated as a “separate payment” within the meaning of Section 409A. Notwithstanding anything in herein to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a  “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Letter Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service or (ii) the date of your death. Upon the first business day following the expiration of the foregoing period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due to you under this Letter Agreement will be paid as otherwise provided herein. The Company shall consult with you in good faith regarding the implementation of the provisions of this paragraph; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect to thereto.

This Letter Agreement constitutes the entire agreement between you and the Company and supersedes all other prior agreements between the parties related to the subject matter contained herein.

The validity, interpretation, construction and performance of this Letter Agreement shall be governed by the laws of the State of Delaware without regard to its principles of conflicts of law that would result in the application of the laws of a jurisdiction other than the State of Delaware.

This Letter Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

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If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and return the executed copy to the undersigned.

PRESS GANEY ASSOCIATES, INC.

	By:	/s/ DEVIN J. ANDERSON
	Name:	Devin J. Anderson
	Title:	General Counsel and Corporate Secretary

Accepted and agreed:

/s/ MATTHEW W. HALLGREN
Matthew Hallgren